Exhibit 99.1

1808 Swift Drive

Oak Brook, Illinois 60523-1501 Phone: 630.586.8000 Fax: 630.586.8010 www.CenterPoint-Prop.com

AT THE COMPANY:	Paige H. Gilchrist
Vice President, External Affairs
630.586.8101

For Immediate Release

March 7, 2006

CENTERPOINT PROPERTIES’ SHAREHOLDERS APPROVE MERGER WITH CALEAST;

MERGER EXPECTED TO CLOSE MARCH 8, 2006

Oak Brook, Illinois –CenterPoint Properties Trust (NYSE: CNT) (“CenterPoint”) announced today that its common shareholders approved the merger proposal with a subsidiary of CalEast Global Logistics, a joint venture between the California Public Employees’ Retirement System and LaSalle Investment Management. Approximately 35.2 million, or 72.1%, of CenterPoint’s outstanding common shares were voted. Of the total outstanding common shares, approximately 71.8% voted in favor of the merger proposal. CenterPoint’s common shares and its 7.5% Series B Convertible Redeemable Preferred Shares are expected to be delisted upon the closing of the merger. The closing is expected to occur March 8, 2006.

About CenterPoint Properties Trust

CenterPoint is a publicly traded real estate investment trust (REIT) and the largest industrial property company in the 1.4-billion-square-foot Chicago regional market. As of September 30, 2005, the Company owned approximately 38 million square feet and the Company and its affiliates owned or controlled an additional 3,053 acres of land upon which approximately 44.1 million square feet could be developed. The Company is focused on providing unsurpassed tenant satisfaction and adding value to its shareholders through customer driven management, investment, development and redevelopment of warehouse, distribution, light manufacturing buildings and logistics infrastructure.

Certain matters discussed in this press release are forward-looking statements within the meaning of Federal securities laws. There can be no assurance that future results will be achieved and actual results could differ materially from forecasts and estimates. Forward-looking statements in this press release include, without limitation, statements relating to the anticipated closing date of the transaction, and the possibility that any of the conditions to closing, including those outside the control of CenterPoint, will be satisfied. CenterPoint does not assure the future results or outcome of the matters described in forward-looking statements; rather, these statements merely reflect current expectations of the approximate outcomes of the matters discussed. Forward-looking statements involve known and unknown risks, uncertainties and other factors, some of which are beyond CenterPoint’s control. The reader is cautioned to make his/her own judgment with regard to the statements discussed in this press release and the assumptions noted by CenterPoint herein.

Many factors may cause actual results to differ materially from the anticipated future results or performance expressed or implied by these forward-looking statements. Certain factors that could cause actual results to differ materially are general business and economic conditions, completion of pending acquisitions and dispositions, competitive market conditions, weather, pricing of debt and equity capital markets and other risks inherent in the real estate business. Such factors and others are listed in the Company’s Form 10-K and 10-Qs.

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